5/31/22, 7:59 AM

SALES INVOICE WHS95405

Sales Invoice: WHS95405

Date of Order: 31/05/22

Shipper/Exporter:

Whisky HammerRSE Archive LLC

UdnyLCB Melksham (Cult Wines Hangar 4) Lancaster Road

Ellon, AberdeenshireMelksham

AB41 7PRUnited Kingdom

SCOTLAND, U.K.SN12 6SS

Company #: SC512144Phone: 6468534260 VAT#: 222117067

Country of destination: United Kingdom

Currency: £ British Pound

Lot #	VAT Status	Item	Size	ABV(%)	Order reference	Hammer Price	VAT on Hammer Price	Buyers Commission incl. VAT	Insurance	Total Value
113443	A	Macallan - 1938 (Atkinson Baldwin & Co Ltd) 75cl	75cl	43	WH95405	12400.00	0.00	1488.00	446.40	14334.40
							Subtotal			14334.40
							Delivery (incl. VAT)			10.80
							Payment surcharges (incl. VAT)			502.08
							Total			14847.28

VAT Status

"V" represents VAT Applicable Lots. VAT is charged on the Hammer Price and all fees.

"A" represents lots sold under the Auctioneers Margin Scheme for VAT or Standard Margin Scheme. VAT is not charged on the

Hammer Price. VAT is only applied to commission, shipping charges and payment surchages (where applicable). The VAT charged cannot be reclaimed by the recipient of this invoice. https://www.whiskyhammer.com/members/order.invoice.php?id=113443